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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Navistar Financial Corporation on Form S-2 of our report dated December 16, 1996, included in the Annual Report on Form 10-K of Navistar Financial Corporation for the year ended October 31, 1996, and to the use of our report dated December 16, 1996, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Consolidated Financial Data for the Company," "Selected Consolidated Financial Data for Navistar International Corporation" and "Experts" in such Prospectus.

Deloitte & Touche LLP
Chicago, Illinois
June 26, 1997